                                                                      Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statements No. 33-34555 and 33-55437 and Registration Statements No. 333-95991, 333-95993, 33-27356, 333-35877 and 333-45931 on Form S-8 and Registration
Statement No. 333-67015 on Form S-3 of Sensient Technologies Corporation, of our reports dated February 14, 2002 (which report includes an explanatory paragraph as to the change in accounting in 2000 of amortizing unrecognized net gains and losses related to the Company's obligations for post-retirement benefits), appearing and incorporated by reference in this Annual Report on Form 10-K of Sensient Technologies Corporation for the year ended December 31, 2001.





DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
March 27, 2002